Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

News Release
July 2, 2012

First National Corporation Completes Successful Rights Offering

Strasburg, Virginia (July 2, 2012) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”) announced today that on June 29, 2012, it completed the sale of 1,945,815 shares of common stock in its previously announced rights offering and to certain standby investors.  The Company’s existing shareholders exercised subscription rights to purchase 1,520,815 shares at a subscription price of $4.00 per share, and the standby investors purchased an additional 425,000 shares at the same price of $4.00 per share.  In total, the Company raised gross proceeds of $7.8 million before expenses.  The Company intends to use the proceeds from the offerings for general corporate purposes, including improving its regulatory capital position and the regulatory capital position of the Bank, to support future growth such as expansion through acquisitions or branching, infrastructure growth or lines of business expansion and to provide flexibility to redeem outstanding preferred stock.

Scott C. Harvard, President and CEO, stated, “We are pleased with the strong support received from our current shareholders, as well as our standby investors in what is a very difficult environment for raising capital.  We believe the Bank has been taking appropriate actions to set the course for the future.  While the Company has continued to be well-capitalized by all regulatory standards, the new capital adds additional strength to the balance sheet and is one more critical step in rebuilding our banking company.”

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank.  First Bank offers loan, deposit, trust and investment products and services from 10 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2011, which can be accessed from the Company’s website at www.fbvirginia.com, as filed with the Securities and Exchange Commission.